Exhibit 99.1

News Release

Brooke Capital Comments on Lawsuit

Phillipsburg, Kan. September 15, 2008 — Brooke Capital management was dismayed by a lawsuit filed last week by the Bank of New York Mellon, as trustee for securitization investors, against Brooke Capital Corporation for allegedly misappropriating funds due to securitization investors. Management believes that the suit was triggered by Brooke Capital’s attempts to collect past due servicing fees from those securitization investors.

Brooke Capital management expressed surprise that the court documents filed by Bank of New York did not reference Brooke Capital’s allegation that securitization investors continue to intentionally delay the payment of servicing fees to Brooke Capital for services provided by Brooke Capital to troubled borrowers on behalf of the securitization investors. The servicing fee dispute between Brooke Capital and securitization investors forced Brooke Capital to take protective actions to protect the collateral securing the loan pools.

Despite the fact that securitization documents require servicing fees to be paid prior to any distributions to securitization investors, the payment of servicing fees to Brooke Capital has consistently been delayed, resulting in artificially inflated returns for securitization investors, which they now seek to maintain wrongfully at the expense of Brooke Capital and its agents and shareholders.

On Aug. 19, securitization investors were presented by Brooke Capital with a plan for establishment of a framework for payment of the past due servicing fees. On Aug. 25, 2008, Brooke Capital announced to the public that collection of past due servicing fees from securitization investors was a “number one priority” and Brooke Capital then provided written notice that services to troubled borrowers might be discontinued if securitization investors did not pay servicing fees in full by Sept. 4.

The response of one securitization investor was to force Brooke Capital to sign a “forbearance agreement” on Aug. 27, 2008, in order for Brooke Capital to collect a portion of the servicing fees scheduled to be paid in August. The response of another securitization investor was to refuse payment of any servicing fees to Brooke Capital in August. Brooke Capital believes these actions to be attempts by securitization investors to force Brooke to abandon its contractual rights and forsake its agents.

On Sept. 4, Brooke Capital attended a contentious meeting with major securitization investors, during which Brooke Capital again demanded payment of servicing fees. Nevertheless, investors continued to delay. At this meeting, Brooke Capital advised securitization investors that their actions were compelling Brooke to take actions to protect itself, the loan collateral pools and the entire securitization structure. Brooke Capital took those actions despite fears of retribution by the securitization investors, which fears the lawsuit demonstrates were well founded.

Brooke Capital intends to ask the court for appointment of a special master to assert control over the securitization structure, to include disbursement of funds held by the Bank of New York Mellon to ensure that Brooke Capital is immediately paid servicing fees, prior to any future distributions to investors, in accordance with the securitization documents.

Securitization investors continue to owe approximately $4 million for 2008 servicing fees. After receipt of 2008 servicing fees, Brooke Capital will then pursue collection of servicing fees for prior years which, as noted in Brooke Capital’s most recent Form 10-K filing, could be up to $15 million for 2007 and $10 million for 2006.

About Brooke Capital Corporation…. Brooke Capital Corporation (AMEX:BCP) is a Phillipsburg, Kansas-based insurance agency franchisor and consultant.

Contact Lisa Mussman, 785-543-3199 ext. 561 or lisa.mussman@brookeagent.com

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will accomplish its objectives in the litigation with Bank of New York Mellon, the availability of funding sources, the exposure to market risks, changes in the law and in economic, political and regulatory environments, changes in management, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by the Company with the Securities and Exchange Commission. A more complete description of the Company’s business is provided in the Company’s reports and registration statements, which are available from the Company without charge at www.brookeagent.com or at www.sec.gov.